Exhibit 99.1

November 19, 2020

GCI Liberty Announces Certain Privately Negotiated Repurchases of Existing Debentures and Update to Sale of LendingTree Stake

ENGLEWOOD, Colo.--(BUSINESS WIRE)--GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today announced that it has agreed to repurchase approximately $458.988 million aggregate original principal amount, of the $477.25 million aggregate original principal amount outstanding, of its 1.75% Exchangeable Senior Debentures due 2046 (the “Debentures”), exchangeable for Charter Communications, Inc. Class A common stock (“Charter Common Stock”), in separate and privately negotiated transactions with certain holders of Debentures. Based on the closing price of shares of Charter Common Stock on November 18, 2020, the total cost of the repurchases is estimated to be approximately $819 million in cash.

GCI Liberty also announced the closing of the sale of its stake of LendingTree, Inc. (“LendingTree”). Gross proceeds of the sale were $1,007 million. Net proceeds after estimated taxes and the settlement of its forward sale contract on LendingTree shares are expected to be approximately $900 million. The tax liability on the sale is expected to be partially offset by tax loss carryforwards and the tax loss incurred upon the repurchase of the Debentures. After the repurchase of the Debentures, GCI Liberty intends to use the remaining proceeds of the sale for general corporate purposes, which could include share repurchases post-closing of the planned merger (the “Combination”) with Liberty Broadband Corporation (“Liberty Broadband”).

Forward-Looking Statements

This press release includes certain forward-looking statements including without limitation, statements about the separate and privately negotiated repurchase transactions and the sale of LendingTree shares, including the use of proceeds therefrom and related tax matters. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information about the risks and uncertainties related to GCI Liberty which may affect the statements made in this press release.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications and Liberty Broadband. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell any securities of Liberty Broadband or GCI Liberty, nor shall it constitute an offer, solicitation, or any sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The offer and sale of shares in the Combination will only be made pursuant to Liberty Broadband’s effective registration statement. Liberty Broadband’s stockholders, GCI Liberty’s stockholders and other investors are urged to read the joint proxy statement/prospectus included in the registration statement on Form S-4 filed regarding the Combination and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the Combination. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Broadband, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5700 or to GCI Liberty, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5900.

Participants in the Solicitation

Liberty Broadband and GCI Liberty and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the Combination. Information about Liberty Broadband’s directors and executive officers is available in Liberty Broadband’s definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 10, 2020. Information about GCI Liberty’s directors and executive officers is available in GCI Liberty’s definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 10, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus included in the registration statement on Form S-4 filed with the SEC and other relevant materials to be filed with the SEC, as well as any amendments or supplements to those documents, regarding the Combination when they become available. Investors should read the joint proxy statement/prospectus included in the registration statement on Form S-4 carefully before making any voting or investment decisions. You may obtain free copies of these documents from Liberty Broadband and GCI Liberty as indicated above.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.